Exhibit 99(a)(5)

[LETTERHEAD OF DRESDNER KLEINWORT WASSERSTEIN, INC.]

April 26, 2001

Board of Directors
Southwestern Life Holdings, Inc.
717 North Harwood Street
Dallas, Texas 75201

Members of the Board:

      You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (“Shares”), of Southwestern Life Holdings, Inc. (“SWL Holdings”), other than Swiss Re Life & Health America Holding Company (“Swiss Re”) and its affiliates, of the Cash Consideration (defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of April 26, 2001 (the “Merger Agreement”), among SWL Holdings, Swiss Re and SW Holdings Inc., a wholly owned subsidiary of Swiss Re (“Sub”). The Merger Agreement provides for, among other things, (i) a tender offer by Sub to acquire all of the outstanding Shares at a purchase price of $18.50 per Share, net to the seller in cash (the “Cash Consideration” and, such tender offer, the “Tender Offer”), and (ii) subsequent to the Tender Offer, the merger of Sub with and into SWL Holdings (the “Merger” and, together with the Tender Offer, the “Transaction”) pursuant to which each remaining outstanding Share not purchased in the Tender Offer (other than any Shares held in the treasury of SWL Holdings or owned by Swiss Re, Sub or their respective subsidiaries) will be converted into the right to receive the Cash Consideration. The terms and conditions of the Transaction are set forth in more detail in the Merger Agreement.

      In connection with rendering our opinion, we have reviewed the Merger Agreement. We also have reviewed and analyzed certain publicly available business and financial information relating to SWL Holdings for recent years and interim periods to date, as well as certain internal financial and operating information, including financial projections, forecasts, actuarial analyses and other information and data, provided to or discussed with us by SWL Holdings and its representatives for purposes of our analysis, and we have met with SWL Holdings’ management and other representatives to review and discuss such information and, among other matters, SWL Holdings’ business, operations, assets, financial condition and future prospects.

      We have reviewed and considered certain financial and stock market data relating to SWL Holdings, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to SWL Holdings or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain acquisitions and business combination transactions in the life insurance industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We also have performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

      In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We also have assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts, actuarial analyses and other information and data referred to above, and we have assumed that such projections, forecasts, actuarial analyses and other information and data were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of SWL Holdings’ management and other representatives. We express no opinion with respect to such projections, forecasts, actuarial analyses and other information and data or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of SWL Holdings, or assumed any responsibility for conducting a physical inspection of the properties or facilities of SWL Holdings, or for making or obtaining an independent valuation or appraisal of the assets, reserves or liabilities, contingent or otherwise, of SWL Holdings, and, except as otherwise referred to above, no such independent valuation or appraisal was

Board of Directors
Southwestern Life Holdings, Inc.
April 26, 2001

provided to us. We are not actuaries and our advisory services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions, nor are we expressing any view as to matters relating to the reserves of SWL Holdings, including, without limitation, the adequacy of such reserves. We have assumed that obtaining all regulatory and other approvals and third party consents required for consummation of the Transaction will not have an adverse effect on the Transaction, and we have assumed that the transactions described in the Merger Agreement, including the Transaction, will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

      It should be noted that, in the context of our current engagement by SWL Holdings, we were not authorized to, and we did not, solicit third party indications of interest in acquiring all or any part of SWL Holdings, investigate any alternative transactions that may be available to SWL Holdings or participate in the negotiation or structuring of the Transaction.

      We were retained by SWL Holdings to render an opinion in connection with the proposed Transaction and will receive a fee upon delivery of this opinion. In addition, we have performed various investment banking and financial services for SWL Holdings and certain affiliates of Swiss Re from time to time in the past and have received customary fees for rendering such services. In the ordinary course of our business, we may actively trade the debt and equity securities of SWL Holdings and affiliates of Swiss Re for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

      Our opinion addresses only the fairness, from a financial point of view, to the holders of Shares, other than Swiss Re and its affiliates, of the Cash Consideration to be received by such holders pursuant to the Transaction, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address SWL Holdings’ underlying business decision to effect the transactions contemplated by the Merger Agreement or the merits of the Transaction relative to any alternative transaction or business strategy that may be available to SWL Holdings.

      It is understood that this letter is for the benefit and use of the Board of Directors of SWL Holdings in its consideration of the Transaction and, except for inclusion in its entirety in any proxy statement or tender offer recommendation statement on Schedule 14D-9 of SWL Holdings relating to the Transaction required to be circulated to holders of Shares, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any stockholder with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote or act with respect to any matters relating to the Merger, and should not be relied upon by any stockholder as such.

      Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the Cash Consideration to be received by the holders of Shares pursuant to the Tender Offer and the Merger is fair, from a financial point of view, to such holders, other than Swiss Re and its affiliates.

Very truly yours,

/s/ Dresdner Kleinwort Wasserstein, Inc.

DRESDNER KLEINWORT WASSERSTEIN, INC.

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